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                                 SEVERANCE AGREEMENT
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This agreement is between Career Central, Inc. located at 3500 West Bayshore,
Palo Alto, CA 94303 (Company) and Heather Martin Maier (Employee). Whereas Career Central has extended an offer of employment to Heather Martin Maier for the position of VP of Marketing, this agreement defines the terms should the parties choose to terminate the employer/employee relationship.

In the event the Company chooses to terminate the employment relationship WITHOUT CAUSE, the Employee shall be granted the following consideration:

a) The Company shall pay the Employee six months of base salary compensation in a lump sum payment within two weeks of notification of termination.

b) Any scheduled bonuses due in the period from the notice of termination to six months hence shall be determined and amounts included in the lump sum payment made within two weeks of termination. The Company and the employee will use their best efforts to determine the amount of the bonuses due.

In the event the Company terminates the employment relationship WITH CAUSE, the Employee shall be granted no consideration other than that afforded by California State Law.

For the purposes of this agreement, the term "cause" is defined as theft, fraud, commission of a felony or extended unexplained absence.

The Parties agree to resolve any dispute on compensation by binding arbitration.



/s/ Jeffrey Hyman           6/29 98          /s/ Heather Martin Maier   6/29/98
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Jeffrey Hyman, Chairman     Date             Heather Martin Maier         Date
Career Central, Inc.